Exhibit 10.18

FIRST MODIFICATION AGREEMENT

This FIRST MODIFICATION AGREEMENT is entered into as of September 26, 2005, by and among MOTHERS WORK, INC., a Delaware corporation, CAVE SPRINGS, INC., a Delaware corporation (each a “Borrower”), and MOTHERS WORK CANADA, INC., a Delaware corporation (“Guarantor”), each of which has its principal executive offices at 456 North Fifth Street, Philadelphia, Pennsylvania 19123; and FLEET RETAIL GROUP, LLC, a Delaware limited liability company f/k/a Fleet Retail Finance, Inc., with an address of 40 Broad Street, Boston, MA 02109, as Administrative Agent, for the benefit of the Lenders; FLEET RETAIL GROUP, LLC, as Collateral Agent for the benefit of Lenders and the Administrative Agent; and FLEET RETAIL GROUP, LLC, as a Lender.

WHEREAS, the Lender established a revolving line of credit pursuant to the Amended and Restated Loan and Security Agreement dated as of October 15, 2004 (together with any amendments thereto, the “Loan Agreement”) by and among Fleet Retail Group, Inc. n/k/a Fleet Retail Finance, LLC, as Administrative Agent, Collateral Agent, and Lender, and the Borrower and Guarantors;

WHEREAS, the Borrowers and Guarantor have requested that the Lenders modify the Loan Agreement as set forth herein on the terms and subject to the conditions hereof; and

WHEREAS, subject to the terms and conditions in this Agreement, the Agents and Lender are willing to modify the terms of the Loan Agreement in order to accommodate the Borrowers’ request;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agents, Lender and the Borrowers and Guarantor mutually agree as follows:

1.     Definitions.   All capitalized terms used herein shall have the same meaning as set forth in the Loan Agreement, unless otherwise defined herein.

2.     Effective Date:   The “Effective Date” of this Agreement shall be June 22, 2005, upon the Administrative Agent’s receipt of this First Modification Agreement, duly executed by all parties hereto, together with all exhibits and schedules hereto.

3.     Modifications to Loan Agreement.

a)     Article I: Definition of “Fixed Charge Coverage Ratio”.   Article I of the Loan Agreement is hereby amended to strike and delete the definition of “Fixed Charge Coverage Ratio” therefrom and to replace it with the following:

“Fixed Charge Coverage Ratio”:   For any twelve month period, the ratio of Borrowers’ consolidated (a) EBITDA minus Gross Non-Financed Capital Expenditures minus the payment of any dividends or other distributions on capital stock of the Lead Borrower (except distributions in such stock), plus (or minus) the increase (or decrease) in total deferred rent liability, to (b) scheduled cash interest expense, plus scheduled principal payments on account of current maturities of long term Indebtedness, plus, without duplication, payments for the scheduled redemption or acquisition of Securities, plus income taxes paid in cash, all as determined in accordance with GAAP.

b)     Article I: Definition of “Gross Non-Financed Capital Expenditures”.   Article I of the Loan Agreement is hereby amended to insert the following definition in appropriate alphabetical order:

“Gross Non-Financed Capital Expenditures”:   The amount equal to: (a) Capital Expenditures minus (b) only to the extent included in clause (a) hereof, the amount of Capital Expenditures financed through Indebtedness.

c)     Article I: Definition of “Net Capital Expenditures”.   Article I of the Loan Agreement is hereby amended to insert the following definition in appropriate alphabetical order:

“Net Capital Expenditures”:   The amount equal to: (a) Capital Expenditures minus (b) the amount of tenant improvement allowances received in cash, to the extent not already deducted from clause (a) hereof.

d)     Article I: Definition of “Pro Forma Fixed Charge Coverage Ratio”.   The definition of “Pro Forma Fixed Charge Coverage Ratio” in Article I of the Loan Agreement is hereby stricken and deleted in its entirety and replaced with the following in lieu thereof:

“Pro Forma Fixed Charge Coverage Ratio”:   For any twelve month period, the ratio of Borrowers’ consolidated (a) EBITDA during such period minus projected Gross Non-Financed Capital Expenditures for the following twelve month period minus projected Distributions for the following twelve month period plus (or minus) the projected increase (or decrease) in total deferred rent liability for the following twelve month period, to (b) projected cash interest expense for the following twelve month period, plus projected principal payments on account of current maturities of long term Indebtedness for the following twelve month period, plus projected income taxes paid in cash for the following twelve month period, all as determined in accordance with GAAP. Any projections used in computing Pro Forma Fixed Charge Coverage Ratio shall be determined by the Borrowers and acceptable to the Administrative Agent in its reasonable discretion.

e)     Section 4.21: Advances to employees.   Section 4.21 of the Loan Agreement is hereby amended to strike and delete clause (c) therefrom and to replace it with the following:

“(c) Additional advances to the Obligors’ employees approved by the Chief Financial Officer, in an amount not more than $1,000,000 in the aggregate.”

f)      Exhibit 5.12(a): Maximum Capital Expenditures Covenant.   Section 2 of Exhibit 5.12(a) is hereby amended to replace the term “Capital Expenditures” with the term “Net Capital Expenditures” in the last line of clause (B) of such Section 2, and in the second, third, and fourth lines of the last paragraph of such Section 2.

4.     General Representations and Warranties.   Each Borrower and Guarantor hereby further represents and warrants to the Agents and Lender as follows:

a)     Representations and Warranties: No Event of Default.   The representations and warranties herein, in the Loan Agreement and in each other Loan Document and certificate or other writing delivered by the Borrowers and Guarantor to the Administrative Agent on or prior to the Effective Date of this Agreement in connection therewith shall be correct and accurate on and as of the Effective Date of this Agreement as though made on and as of such date (except to the extent such representation or warranty expressly related to an earlier date, in which case such representation and warranty shall have been correct and accurate in all material respects as of such earlier date); and no Event of Default shall have occurred and be continuing as of the Effective Date of this Agreement or would result from this Agreement becoming effective in accordance with its terms.

b)     Organization, Good Standing, Etc.   Each Borrower and Guarantor: (i) is a corporation, duly incorporated, validly existing and in good standing under the laws of its state of formation, (ii) has all requisite power and authority to execute, deliver and perform this Agreement, and to perform the Loan Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, expect where the failure to do so would not have a Material Adverse Effect.

c)     Authorization, Etc.   The execution, delivery and performance by each Borrower and Guarantor of this Agreement, and the performance by each Borrower and Guarantor of the Loan Agreement, as amended hereby, (i) have been duly authorized by all necessary action on the part of each Borrower and Guarantor, (ii) do not and will not contravene any Borrower’s or Guarantor’s certificate of incorporation, or by-laws, or other organizational documents, (iii) do not and will not contravene in any material respect any applicable laws or any contractual restriction binding on or otherwise affecting it or any of its properties, and (iv) do not and will not result in or require the creation of any lien or other encumbrance (other than pursuant to any Loan Documents) upon or with respect to any of its properties.

d)     Government Approvals.   No authorization or approval or other action by, and no notice to or filing with, any governmental authority or agency or other regulatory body is required in connection with the due execution, delivery and performance by any Borrower or Guarantor of this Agreement, or for the performance of the Loan Agreement, as amended hereby, except where the failure to obtain such authorizations or approval, or the failure to take such other action would not have a Material Adverse Effect.

5.     Enforceability, Etc.   Except as otherwise expressly provided herein, the Loan Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Effective Date hereof (i) all references in the Loan Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder”, or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Agreement and (ii) all references in the other Loan Documents to the “Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Agreement. Except as expressly provided herein, the execution, delivery and effectiveness of this Agreement shall not operate as an amendment of any right, power or remedy of the Agents or any Lender under the Loan Agreement or any other Loan Document, nor constitute an amendment of any provision of the Loan Agreement or any other Loan Documents.

6.     General Provisions.

a)     Integration; Amendment; Waivers.   This Agreement and Loan Documents set forth in full are terms of agreement between the parties and are intended as the full, complete and exclusive contract governing the relationship between the parties, superseding all other discussions, promises, representations, warranties, agreements and the understandings between the parties with respect thereto. No term of the Loan Documents may be modified or amended, nor may any rights thereunder be waived, except in a writing signed by the party against whom enforcement of the modification, amendment or waiver is sought. Any waiver of any condition in, or breach of, any of the foregoing in a particular instance shall not operate as a waiver of other or subsequent conditions or breaches of the same or a different kind. The Agents’ or any Lender’s exercise or failure to exercise any rights under any of the foregoing in a particular instance shall not operate as a waiver of its right to exercise the same or different rights in subsequent instances. Except as expressly provided to the contrary in this Agreement, or in another written agreement, all the terms, conditions, and provisions of the Loan Documents shall continue in full force and effect. If in this Agreement’s description of an agreement between the parties, rights and remedies of the Agents or Lenders or obligations of the Borrowers or Guarantor are described that also exist under the terms of the other Loan Documents, the fact that this Agreement may omit or contain a briefer description of any rights, remedies and obligations shall not be deemed to limit any of such rights, remedies and obligations contained in the other Loan Documents.

b)     Payment of Expenses.   The Borrowers shall pay all reasonable attorneys’ fees arising under or in connection with the negotiation, preparation, execution, delivery, and enforcement of this Agreement and any and all consents, waivers or other documents or instruments relating thereto.

c)     No Third Party Beneficiaries.   Except as may be otherwise expressly provided for herein, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

d)     Separability.   If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

e)     Counterparts.   This Agreement may be executed in any number of counterparts, which together shall constitute one and the same agreement.

f)      Time of Essence.   Time is of the essence in each of the Liabilities of the Borrowers and Guarantor and with respect to all conditions to be satisfied by the Borrowers and Guarantor.

g)     Construction; Voluntary Agreement; Representation by Counsel.   This Agreement has been prepared through the joint efforts of all the parties. Neither its provisions nor any alleged ambiguity shall be interpreted or resolved against any party on the ground that such party’s counsel was the draftsman of this Agreement. Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Each of the parties declares that such party has carefully read this Agreement and the agreements, documents and instruments being entered into in connection herewith and that such party knows the contents thereof and sign the same freely and voluntarily. The parties hereto acknowledge that they have been represented in negotiations for and preparation of this Agreement and the agreements, documents and instrument being entered into in connection herewith by legal counsel of their own choosing, and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.

h)     Governing Law; Forum Selection.   This Agreement has been entered into and shall be governed by the laws of the State of New York.

i)      Further Assurances.   The Borrower agrees to take all further actions and execute all further documents as the Agents may from time to time reasonably request to carry out the transactions contemplated by this Agreement.

j)      Notices.   All notices, requests and demands to or upon the respective parties hereto shall be given in accordance with the Loan Agreement.

k)     Mutual Waiver of Right to Jury Trial.   THE AGENTS, LENDERS AND THE BORROWERS AND GUARANTOR EACH HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO: (I) THIS AGREEMENT, OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS REFERRED TO HEREIN; OR (II) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN THEM; OR (III) ANY CONDUCT, ACTS OR OMISSIONS OF THE AGENTS, LENDERS OR THE BORROWERS OR GUARANTOR OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH THEM; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

l)      Copies and Facsimiles.   This Agreement and all documents which have been or may be hereinafter furnished by the Borrowers and Guarantor to the Agents may be reproduced by the Agents by any photographic, photostatic, microfilm, xerographic or similar process, and any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).

Intentionally Left Blank

This First Modification Agreement is executed under seal as of the date written above.

Mothers Work, Inc.
(“Borrower”)
By:	/s/ EDWARD M. KRELL
	Name:	Edward M. Krell
	Title:	Executive Vice President—CFO
Cave Springs, Inc.
(“Borrower”)
By:	/s/ EDWARD M. KRELL
	Name:	Edward M. Krell
	Title:	Executive Vice President—CFO
Mothers Work Canada, Inc.
(“Borrower”)
By:	/s/ EDWARD M. KRELL
	Name:	Edward M. Krell
	Title:	Executive Vice President—CFO
Fleet Retail Group, Inc.
f/k/a FLEET RETAIL FINANCE INC.
(“Administrative Agent”, “Collateral Agent”, and “Lender”)
By:	/s/ SALLY A. SHEEHAN
	Name:	Sally Sheehan
	Title:	Managing Director